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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	August 2, 2012

AROTECH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-23336	95-4302784
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1229 Oak Valley Drive, Ann Arbor, Michigan	48108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(800) 281-0356

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SEC 873 (04/11)

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Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 2, 2012, we received notice from The Nasdaq Stock Market, Inc. (“Nasdaq”) that the minimum bid price of our common stock had fallen below $1.00 for 30 consecutive business days and that we were therefore not in compliance with Nasdaq Marketplace Rule 5450(a)(1).

In accordance with Section 5810(c)(3)(A) of the Nasdaq Marketplace Rules, we have until January 29, 2013 (180 calendar days from August 2, 2012) to regain compliance. No assurance can be given that we will regain compliance during that period.

We can regain compliance with the minimum bid price rule if the bid price of our common stock closes at $1.00 or higher for a minimum of ten consecutive business days during the initial 180-day period, although Nasdaq may, in its discretion, require us to maintain a bid price of at least $1.00 per share for a period in excess of ten consecutive business days (but generally no more than twenty consecutive business days) before determining that we have demonstrated the ability to maintain long-term compliance. If compliance is not achieved by January 29, 2013, we will be eligible for another 180-day compliance period (until July 28, 2013) if we meet the Nasdaq Capital Market initial listing criteria as set forth in Nasdaq Marketplace Rule 5505), other than the minimum bid price requirement. No assurance can be given that we will regain compliance during the initial 180-day compliance period or that we will be eligible for the additional 180-day compliance period or, if applicable, that we will regain compliance during any additional compliance period. If we are not eligible for an additional compliance period, or do not regain compliance during any additional compliance period, Nasdaq will provide written notice to us that our securities will be delisted. At such time, we would be able to appeal the delisting determination to a Nasdaq Listing Qualifications Panel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AROTECH CORPORATION
(Registrant)
/s/ Robert S. Ehrlich
Name:	Robert S. Ehrlich
Title:	Chairman and CEO

Dated:           August 6, 2012